Exhibit 10.2

OPTION AGREEMENT

SCHLUMBERGER              STOCK OPTION PLAN

NON-QUALIFIED STOCK OPTION

Optionee: «fn» «ln»

SCHLUMBERGER LIMITED, a Netherlands Antilles corporation (the “Company”), hereby grants to you on                                  a non-qualified stock option to purchase a maximum amount of «shgtd» shares (the “Maximum Option Shares”) of Common Stock of the Company, par value $0.01 per share, at a price of $             (the “Exercise Price”) per share (the ”Non-Qualified Option”), provided, however, that the number of shares purchasable under this Non-Qualified Option may be less than the Maximum Option Shares, as more fully described below. Your Non-Qualified Option is subject to all the terms and conditions of the Schlumberger 2005 Stock Option Plan as in effect on the date hereof (the “Plan”) and this Agreement. Your Non-Qualified Option is not intended to constitute an “incentive stock option” under Section 422 of the U.S. Internal Revenue Code of 1986 (the “Code”).

The number of shares subject to this Non-Qualified Option is capped such that at any time, the number of shares subject to this Non-Qualified Option is equal to the lesser of: (i) the Maximum Option Shares with respect to which the Non-Qualified Option is exercisable less the number of shares previously purchased or deemed exercised pursuant to this Non-Qualified Option or (ii) the number of shares determined such that the total spread (as defined below) which would be realized upon an exercise with respect to such number of shares would equal the product of (A) the number of shares determined in (i) above and (B) 125% of the Exercise Price. Following a full or partial exercise of this Non-Qualified Option, to the extent the number of shares designated by an optionee for exercise are capped pursuant to clause (ii) above, the difference between the number of shares so designated and the number of shares determined pursuant to clause (ii) above shall be deemed to have been exercised for purposes of determining the number of shares, if any, that remain available for purchase pursuant to this Non-Qualified Option. The “spread” for this purpose is the difference between the aggregate exercise price and aggregate fair market value of the shares as to which the Non-Qualified Option is exercisable, with fair market value determined as of the trading day preceding the applicable date. If, pursuant to this paragraph, the number of shares subject to this Non-Qualified Option includes fractional shares, the number of shares subject to the Non-Qualified Option will be rounded down to the nearest whole share.

This Non-Qualified Option expires on                     .

The shares subject to this Non-Qualified Option shall become purchasable in installments which are cumulative. The date on which each installment will become exercisable and the maximum number of shares comprising each installment are as follows:

DATE	MAXIMUM OPTION SHARES
«vdp1»	«sp1»
«vdp2»	«sp2»
«vdp3»	«sp3»
«vdp4»	«sp4»

In keeping with the Company’s general policy, the terms of the Agreement including the vesting schedules are put in place in certain countries to accommodate local regulations. The vesting schedule above and therefore, your ability to exercise your Non-Qualified Option at certain times and certain other terms of the Option may change if you move from one country to another. Currently, the Company has in place a sub-plan for France which governs Options issued to Optionees residing in France or who are on a French payroll. It also governs options held by Optionees when they subsequently reside in France or move to a French payroll.

This Non-Qualified Option may be exercised only by delivering to the Company a written notice specifying the number of shares you wish to purchase. The Compensation Committee, authorized by the Company to administer the Plan (the “Committee”), hereby notifies you that the Non-Qualified Option price may be paid, subject to such rules and procedures as the Committee may prescribe from time to time, (1) in cash or certified check, (2) by the delivery of shares of Common Stock of the Company with a fair market value at the time of exercise equal to the total Non-Qualified Option price or (3) by a combination of the methods described in (1) and (2).

To assist you in the acquisition of shares pursuant to the exercise of this Non-Qualified Option, the Committee in its sole discretion has authorized the extension of an option financing program coordinated with the StockCross Financial Services. The terms and procedures of this program or any such program that the Committee may authorize in the future will be communicated to you.

This Non-Qualified Option will expire earlier than the date set forth above if you terminate employment with the Company or subsidiary (within the meaning of Code Section 424(f)). If you terminate employment with consent of the Company, any exercise of this Non-Qualified Option must be made within three (3) months of termination of employment (or expiration date, if earlier) and then only to the extent the Non-Qualified Option was exercisable upon termination, unless you “retire” within the meaning of Section 5 of the Plan or terminate employment due to death. Section 5 of the Plan provides specific rules for exercise of this Non-Qualified Option on termination of employment due to retirement or death and its terms are hereby incorporated in this Agreement. If termination of your employment is because of breach of your employment contract or your misconduct, this Non-Qualified Option will immediately expire and terminate. Termination of your employment without consent of the Company will cause your Non-Qualified Option to expire immediately.

This Non-Qualified Option may be forfeited, and any exercise you have made of this Non-Qualified Option may be rescinded, as further described below, if you engage in certain ‘detrimental activity’ as defined in the Plan. Specifically, if you engage in detrimental activity within one year following termination of employment for any reason other than retirement, this Non-Qualified Option will immediately expire and terminate and the Committee may rescind any exercise that you made under this option within six months preceding or three months following your termination. If you engage in detrimental activity within five years following termination of employment by reason of retirement, this Non-Qualified Option will immediately expire and terminate and the Committee may rescind any exercise that you made under this option within six months preceding or one year following your termination by retirement. In the event that any option exercise is rescinded by the Committee as described above, you will be obligated to pay the Company an amount equal to the spread on the shares with respect to which the rescinded exercise applied. (The “spread” for this purpose is the difference between the aggregate exercise price and aggregate fair market value of the shares as to which you exercised your option, with fair market value determined as of the exercise date.)

As contemplated by the Plan, you may not exercise your Non-Qualified Option or any portion thereof, and that no obligation exists to issue or release shares of stock or accept an exercise of this Non-Qualified Option, if the issuance or release of shares or the acceptance of the Non-Qualified Option exercise by the Company or a subsidiary constitutes a violation of any governmental law or regulation.

This Non-Qualified Option is not transferable or assignable except by will or laws of descent and distribution and then only to the extent exercisable at death. Any exercise of this Non-Qualified Option after your death must be made by the person or persons entitled to make such exercise under your will or by the laws of descent and distribution before expiration of the Non-Qualified Option.

The grant of this Non-Qualified Option is subject to the terms of the Plan, which is discretionary in nature, and the terms of this Agreement. The grant of this Non-Qualified Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options. All determinations with respect to any such future grants, including, but not limited to, the times when options shall be granted, the number of shares subject to each option, the option price, and the time or times when each option shall be exercisable, will be at the sole discretion of the Committee. Your participation in the Plan is voluntary. The value of this Non-Qualified Option is an extraordinary item of compensation which is outside the scope of your oral, written or implied employment contract, if any. This Non-Qualified Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The vesting of this Non-Qualified Option ceases upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan document. The future value of the underlying shares is unknown and cannot be predicted with certainty.

By accepting this Non-Qualified Option Agreement, you (i) authorize the Committee, the Company and the employer entity, and any agent of the Committee administering the Plan or providing Plan recordkeeping services, to disclose to the Committee, the Company or any of its affiliates such information and data as the Committee or the Company shall request in order to facilitate the grant of options and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize the Company and any such agent to store and transmit such information in electronic form.

The Plan and prospectus are both available on-line at www.stock-options.slb.com. A paper copy of the Plan and/or prospectus may be obtained by contacting the Stock Option Department, Schlumberger Limited, 153 East 53rd Street, 57th Floor, New York, New York 10022.

SCHLUMBERGER LIMITED

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